Exhibit 10.4
KENVUE INC. LONG-TERM INCENTIVE PLAN
GLOBAL NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Granted To:	[●]	Grant Date:	[●]
WWID #:	[●]	Total Shares:	[●]
Vesting Commencement Date:	[●]	Purchase Price Per Share:	$[●]
Scheduled Vesting Date:	One-hundred percent (100%) of the Option shall vest on [●] (the “Scheduled Vesting Date”).

In addition to such other conditions as may be established by the Committee in its sole discretion, in consideration of the granting of an award under the terms of the Kenvue Inc. Long-Term Incentive Plan, as amended from time to time (the “Plan”), you agree as follows:

1.Grant of Nonqualified Stock Option.

(a)    Award. Subject to the terms and conditions of this Global Nonqualified Stock Option Agreement, including any country-specific terms in Appendix A hereto and any other exhibits or addendums to these documents (collectively, this “Agreement”) and the Plan, Kenvue Inc., a Delaware corporation (the “Corporation”), hereby grants you a non-qualified stock option (this “Option”) to purchase from it the above-stated number of shares of common stock of the Corporation, par value $0.01 per share (“Common Stock”), at the above-stated price per share (such per share price, the “Purchase Price”), which will become vested subject to the terms and conditions of this Agreement. This Option, and the exercise of this Option, is subject to all of the terms and conditions of the Plan, and the terms of the Plan are hereby incorporated herein by reference. Except where the context clearly indicates otherwise, each capitalized term used herein shall have the definition assigned to it by this Agreement or, to the extent that this Agreement does not define a capitalized term used herein, by the Plan.

(b)    Conditions. This Option grant is conditioned on your electronically accepting this grant on the website of the Plan recordkeeper (or in such other manner as the Corporation may establish or permit from time to time) and you must do so prior to being able to exercise any portion of this Option. By accepting this Option grant, you will have confirmed your acceptance of all of the terms and conditions of this Agreement. If you wish to decline this Option grant, you must decline the grant on the website of the Plan recordkeeper.

2.Vesting of Option; Competition with the Corporation Group.

(a)    Vesting. Except as otherwise provided in Section 3 (Termination of Employment; Disability), the Option shall become vested on the above-stated Scheduled Vesting Date, provided, that, (i) you are Employed on the Scheduled Vesting Date and have been Employed at all times since the Grant Date and (ii) you have complied with and are in compliance with the terms of this Agreement, as determined by the Corporation in its sole discretion.
(b)    Competition With the Corporation Group. In order to protect the Corporation Group’s goodwill and investments in research and development and Customer and business relationships and to prevent the disclosure of the Corporation Group’s confidential and trade secret information, thereby promoting the long-term success of the Corporation Group’s business, you agree to the following:

(i)    During your Employment, you will not, without the prior written consent of the Corporation, directly or indirectly engage in Competitive Activities.

(ii)    For a period of 12 months following the Date of Termination (whether voluntarily or involuntarily), you will not, without the prior written consent of the Corporation, directly or indirectly perform, or assist others to perform, work for a Competitor in connection with a Competing Product, in the United States or in any other country where the Corporation Group does business or is planning to do business. By accepting the Option award, you represent that you understand and agree that the covenant not to compete is reasonable in that you can continue your chosen profession when you leave the employment of the Corporation Group so long as you are not working with or for a Competitor and in connection with a Competing Product, and/or you rescind and forfeit your Option award. You understand and agree that the covenant not to compete does not impose an unnecessary restraint because of the nature of the confidential, proprietary and trade secret information of the Corporation Group, which mandates protection in the geographical areas described above. You also understand and agree that the covenant not to compete is necessary to protect the goodwill and confidential, proprietary and trade secret information of the Corporation Group.

(iii)    Rescission and Forfeiture. You understand and agree that if the Corporation determines you have violated Section 2(b)(i) and/or Section 2(b)(ii) and/or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group, then, in addition to injunctive relief, damages, and all other equitable and legal rights and remedies the Corporation Group may be awarded:

(A)    the Option (whether or not vested) shall be forfeited for no consideration on the earliest date on which you are first in violation of Section 2(b)(i) and/or Section 2(b)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group; and

(B)    upon the Corporation’s demand, you shall immediately deliver to the Corporation (I) a number of shares of Common Stock equal to the number of shares of Common Stock with respect to which you exercised the Option (for the avoidance of doubt, without reduction for any shares of Common Stock that may have been withheld and/or sold to satisfy applicable withholding taxes) within the 12 month period of time immediately preceding the earliest date on which you are first in violation of Section 2(b)(i) and/or Section 2(b)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group, less (II) the number of shares of Common Stock withheld upon exercise to satisfy the Purchase Price (or, if you paid the Purchase Price in cash, the number of shares that would have been withheld had the purchase price been paid via cashless exercise). To the extent that you do not, as of the date of the Corporation’s demand for repayment, hold a number of shares of Common Stock sufficient to satisfy the obligation set forth in the preceding sentence, you shall pay the Corporation an amount in cash equal to (x) (i) the number of shares required to be delivered by you to the Corporation pursuant to the preceding sentence, less (ii) the number of shares actually delivered by you to the Corporation pursuant to the preceding sentence, multiplied by (y) the Fair Market Value per share of Common Stock as of the business day immediately preceding the date of the Corporation’s demand for repayment. You agree to deliver and execute such documents (including, if applicable, share certificates) as the Corporation may deem necessary to effect the repayment obligations referred to in this Section 2(b)(iii)(B).

(iv)    You understand and agree that the remedies set forth in Section 2(b)(iii) shall not be the Corporation Group’s exclusive remedies in the event of a breach of the non-competition obligations set forth in Section 2(b)(i) and/or Section 2(b)(ii) or in any other applicable non-competition or non-solicitation agreement that you have with any member of the Corporation Group, and that the Corporation Group reserves all other rights and remedies available to it at law or in equity.

3.Termination of Employment; Disability.

(a)    Termination of Employment - General. If you cease to be Employed for any reason, then, except as otherwise provided in this Section 3 (Termination of Employment; Disability), (i) any portion of the Option that has not vested as of the Date of Termination shall immediately be forfeited for no consideration as of the Date of Termination; and (ii) any portion of the Option that has vested as of the Date of Termination and that has not been exercised shall terminate in full on the earlier of (A) the date that is three months after the Date of Termination and (B) the Expiration Date.

(b)    Termination of Employment due to Death. If you die while Employed, then any portion of the Option that remains outstanding and that has not vested shall immediately become vested in full as of your date of death and) your estate, beneficiary or any person who acquires the Option by inheritance or devise, as applicable, shall have the right to exercise any vested and unexercised portion of the Option until the Expiration Date.

(c)    Disability. If you become Disabled while Employed, then any portion of the Option that remains outstanding and that has not vested shall immediately become vested in full as of the date of Disability and you (or should you die within said period, then your estate, beneficiary or any person who acquires the Option by inheritance or devise, as applicable) shall have the right to exercise any vested and unexercised portion of the Option until the Expiration Date.

(d)    Certain other Terminations.

(i)    Certain Involuntary Terminations. If (A) your Employment is terminated (I) by the Corporation Group as a result of a Divestiture in which the then unvested portion of the Option is forfeited and is not replaced with an award of equivalent value to the portion so forfeited (which may be a cash- or equity-based award), as determined by the Corporation in its sole discretion or a Reduction in Force, (II) pursuant to a mandatory retirement provision under an applicable Corporation Group policy or applicable legal requirement, as determined by the Corporation in its sole discretion, or (III) by you for Good Reason, and (B) if the Grant Date occurred more than six months prior to the Date of Termination, then you shall vest in a Pro Rata Portion of the Option on the Scheduled Vesting Date and any portion of the Option that has vested as of the Date of Termination (or that becomes vested after the Date of Termination in accordance with this Section 3(d)(i)) and that has not been exercised shall terminate in full on the earlier of (1) the date that is 6 months after the later of (x) the Scheduled Vesting Date and (y) the Date of Termination and (2) the Expiration Date. For purposes of this Agreement, “Pro Rata Portion of the Option” means a portion of the Option with respect to the number of shares of Common Stock equal to the result, rounded to the nearest whole number, of (x) the number of shares of Common Stock subject to the Option, multiplied by (y) a fraction, the numerator of which is the number of days that elapsed from the Vesting Commencement Date through and including the Date of Termination and the denominator of which is the total number of days in the period commencing on the Vesting Commencement Date and ending on (and including) the Scheduled Vesting Date. Notwithstanding this Section 3(d)(i), you will be treated as having terminated Employment pursuant to Section 3(a) hereof (Termination of Employment – General) if, at any time prior to the Scheduled Vesting Date, the Corporation determines in its sole discretion that applying this Section 3(d)(i) in a particular case (or cases) is not advisable or appropriate or consistent with the intent of this Section 3(d)(i). The portion of the Option that is unvested as of the Date of Termination and that is not eligible to vest as part of the Pro Rata Portion of the Option, if any, shall immediately be forfeited for no consideration as of the Date of Termination.

(ii)    Death Following Certain Terminations. Notwithstanding the foregoing, if you die following a termination of Employment pursuant to Section 3(d)(i) (Certain Involuntary Terminations), then, to the extent the Option (or portion thereof) remains outstanding as of the date of your death, your estate, beneficiary or any person who acquires the Option (or portion thereof) by inheritance or devise, as applicable, shall become fully vested in the Option (or such portion thereof that remains outstanding) on the date of your death (to the extent then unvested) and shall have the right to exercise any vested and unexercised portion of the Option until the Expiration Date.

(iii)    Termination for Cause. Without limiting the generality of Section 3(d), and notwithstanding any other provision of this Section 3, if you cease to be Employed for any reason (including without limitation, as a result of your voluntary resignation) in connection with or following the occurrence of an event that constitutes Cause, then the Option, whether or not vested, and any other award you hold under the Plan, shall immediately be forfeited for no consideration as of the Date of Termination. If following the Date of Termination, the Corporation becomes aware of conduct or activity by you that occurred during or following your Employment that would have constituted Cause, then any portion of the Option or any other awards held by you under the Plan that are unvested or unexercised (and any payments or benefits in respect thereto) as of the date that the Corporation becomes aware of such conduct or activity shall be forfeited for no consideration.

(iv)    Conditions on Vesting Following Termination of Employment. Your eligibility to vest in or exercise the Option (or any portion thereof) following the Date of Termination shall be subject to (i) your compliance with the non-competition obligations in Section 2(b)(i) and/or Section 2(b)(ii) and/or any other applicable non-competition or non-solicitation agreement with any member of the Corporation Group and (ii) if required by any member of the Corporation Group at the time of your termination of Employment, your execution of a separation agreement and/or general release of claims in favor of the Corporation Group containing such provisions and in such form as required by the Corporation Group that becomes effective within 60 days following the date of termination (or such earlier date as the Corporation Group may require).

(v)    Corporation Determinations. In the event of your termination of Employment, the determination of the reason for such termination and the applicable treatment under this Section 3 (Termination of Employment; Disability) shall be made by the Corporation in its sole discretion.

(e)    Change of Control. Notwithstanding anything in this Agreement to the contrary, the Option, to the extent still outstanding, shall be subject to the provisions of Section 11 of the Plan in the event of a Change of Control.

4.Exercise of Option; Payment of Purchase Price.

(a)    Exercise of Option.

(i)    General. This Option may not be exercised until the Vesting Date. Once vested, the Option (or applicable vested portion thereof) shall be exercisable in accordance with the procedures established by the Corporation, subject to Section 4(c) of this Agreement. This Option shall terminate and shall not be exercisable after the closing of the New York Stock Exchange on the earlier of (i) the Expiration Date and (ii) the date on which the Option otherwise terminates pursuant to this Agreement (including, without limitation, pursuant to Section 2 (Vesting of the Option; Competition with the Corporation Group) or Section 3 (Termination of Employment; Disability)). If the New York Stock Exchange is not open on the date that the Option terminates, the Option shall no longer be exercisable after the closing of the New York Stock Exchange on the last day immediately preceding such date on which the New York Stock Exchange is open.

(ii)    Exercise Procedure. Subject to the conditions set forth in this Agreement and the Plan, you must exercise the Option by providing notice of exercise in accordance with procedures established by the Corporation from time to time. This notice must be accompanied by payment in full of the aggregate Purchase Price and any applicable taxes required by law in accordance with the terms of this Agreement. You may purchase less than the number of shares of Common Stock covered by the Option. You may not exercise the Option for a fractional share.

(iii)    Automatic Exercise Upon Expiration of the Option. Notwithstanding any other provision of this Agreement, if, as of the close of trading on the last trading day on which all or a portion of the outstanding Option may be exercised (such day, the “Last Trading Date”), (x) the then-Fair Market Value of a share of Common Stock exceeds the Purchase Price by at least $0.01 and (y) the result of the option exercise would yield one or more shares of Common Stock (such expiring portion of the Option that is so in-the-money, the “Auto-Exercise Eligible Option”), you will be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised or forfeited) as of the close of trading on the Last Trading Date in accordance with the provisions of this Section 4(a)(iii). In the event of an automatic exercise pursuant to this Section 4(a)(iii), the Corporation will reduce the number of shares of Common Stock issued to you upon such exercise in an amount necessary to satisfy (A) your aggregate Purchase Price obligation for the Auto-Exercise Eligible Option and (B) applicable Tax-Related Items (as defined below) arising upon the automatic exercise (unless the Corporation deems that a different method of satisfying such obligations is practicable and advisable), in each case, based on the closing price of the shares of Common Stock as of the close of trading on the Last Trading Date. In addition, this Section 4(a)(iii) shall not apply to any Option to the extent that this Section causes the Option to fail to qualify for favorable tax treatment under applicable law. The Corporation may, at any time in its discretion and for any reason, determine not to automatically exercise the Option. The automatic exercise procedure is provided as a convenience and as a protection against inadvertent expiration of an Option. Because any exercise of an Option is normally your responsibility, you hereby waive any claims against the Corporation or any of its affiliates, employees or agents if an automatic exercise does not occur for any reason and the Option expires.

(b)    Payment of Purchase Price. The Purchase Price payable upon exercise of the Option shall be paid in U.S. dollars or, unless otherwise determined by the Committee, (i) pursuant to any cashless exercise procedure through the use of a brokerage arrangement approved by the Corporation; (ii) in Common Stock valued at Fair Market Value at the time of exercise; (iii) a combination of such Common Stock and cash; or (iv) such other method(s) as the Corporation may permit from time to time in its discretion; provided, that,: (A) fractional shares of Common Stock shall not be accepted as payment of the Purchase Price; (B) shares of Common Stock that you acquired within the six month period immediately preceding the date of exercise may not be used to pay the Purchase Price; (C) shares of Common Stock that were issued to you by the Corporation upon your exercise of an incentive stock option within the one-year period immediately preceding the exercise of the Option may not be used to pay the Purchase Price; and (D) any shares of Common Stock used to pay the Purchase Price (or any portion thereof) must be owned by you free and clear of any liens, encumbrances or security interests.

(c)    Exercisability Subject to Administrative Processes. You acknowledge and agree that your ability to exercise the Option on any specific date or during any specific period on or following the Vesting Date (whether the Vesting Date occurs during your Employment or upon or following the Date of Termination) is subject to and may be limited by the Corporation’s administrative practices under the Plan as in effect from time to time. These practices may include, without limitation, the imposition of blackout periods during which the Option may not be exercised, periods during which the Option may not be exercised as a result of updates, maintenance, errors or changes on or to the Plan recordkeeper’s electronic platform or otherwise, or such other limitations as the Corporation may deem necessary or advisable in its sole discretion.

5.Delivery of Shares; Tax Withholding; Compliance With Securities Laws; Compensation Recoupment Policy.

(a)    General. The Corporation shall, after receiving the aggregate Purchase Price for the shares of Common Stock purchased and paid for under the Option, make delivery of such shares to you, reduced by any whole shares of Common Stock that are withheld or sold or any cash withheld to satisfy applicable Federal, state and local income taxes, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (the “Tax-Related Items”) in the amount determined by the Corporation. In lieu of the foregoing, the Corporation or other applicable member of the Corporation Group may determine that withholding of Tax-Related Items shall be satisfied by any other method permitted under the Plan. Notwithstanding the foregoing, if you are a Section 16 officer of the Corporation under the Securities Exchange Act of 1934, as amended, then, unless otherwise determined by the Committee, if the Purchase Price upon exercise of the Option is paid (i) in cash or shares of Common Stock held prior to the date of exercise, then any Tax-Related Items shall be satisfied in cash and (ii) pursuant to a cashless exercise procedure, then any Tax-Related Items shall be satisfied by the disposition of shares pursuant to such cashless exercise (with such withholding obligations determined based on the applicable statutory withholding rates). In the event of your death prior to the delivery of shares of Common Stock provided for in this Section 5, the shares of Common Stock shall instead be provided to your estate, beneficiary or any other person who acquires the shares of Common Stock by inheritance or devise, as applicable.

(b)    Registration and Listing. The Option shall not be exercisable unless at the time of exercise there is in effect a current registration statement or amendment thereto under the Securities Act of 1933, as amended, covering the shares of Common Stock to be issued upon exercise of the Option and such shares are authorized for listing on the New York Stock Exchange or another securities exchange as determined by the Corporation. Nothing herein shall be deemed to require the Corporation to apply for, to effect or to obtain such registration or listing.

(c)    Compensation Recoupment Policy. You hereby acknowledge and agree that you and the Option, including any cash and/or shares of Common Stock that may be delivered to you pursuant to this Option, are subject to any compensation recovery or recoupment policy that the Corporation Group may adopt from time to time and that is applicable to you (collectively, the “Recovery Policies”). The terms and conditions of the Recovery Policies are hereby incorporated by reference into this Agreement.

6.Nontransferability of Option. The Option is exercisable during your lifetime only by you, and no rights granted hereunder may be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or in accordance with any beneficiary designation procedures that may be established by the Corporation. Nor shall any such rights be subject to execution, attachment or similar process, other than in accordance with the terms of the Plan. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of such rights contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the Option or such rights, the Option and such rights shall, at the election of the Corporation, be forfeited for no consideration.

7.No Special Employment Rights; No Rights to Awards. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind any member of the Corporation Group to continue your employment for the period within which the Option may be exercised or for any other period, to create a right to employment with the Corporation, to form or amend an employment or service contract with the Corporation or to interfere in any way with any right of a member of the Corporation Group to terminate your employment at any time. You hereby acknowledge and agree that (a) the Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, or terminated by the Corporation at any time, as provided in the Plan, (b) your participation in the Plan is voluntary and you are voluntarily accepting the Option grant, (c) the Option and shares of Common Stock subject to the Option, and the income and value of same, do not constitute part of your normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination indemnities, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services to the Corporation Group, (d) the Option and shares of Common Stock subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation, (e) the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past, (f) unless otherwise agreed with the Corporation, the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not granted as consideration, or in connection with, the service you may provide as a director of a subsidiary of the Corporation, (g) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty, (h) if the underlying shares of Common Stock do not increase in value, the Option will have no value, (i) if you exercise the Option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the purchase price (j) no claim or entitlement to compensation or damages shall arise from forfeiture or recoupment of the Option resulting from the termination of your Employment or other service relationship (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), (k) you shall seek all necessary approvals under, make all required notifications under, and comply with all laws, rules, and regulations applicable to the ownership of the Option and, if applicable, shares of Common Stock, including currency and exchange laws, rules, and regulations, (l) neither the Corporation nor any of its subsidiaries or affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Option or of any amounts due to you upon exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise, (m) the determination of the form of awards granted under the Plan is made by the Committee in its sole discretion, and (n) the Corporation is not providing any tax, legal, or financial advice, nor is the Corporation making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock and you should consult your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Option.

8.Notices. Unless the Corporation notifies you otherwise in writing, all notices, designations, and payments to be submitted to the Corporation in connection with the Option shall be addressed to:

Equity Compensation Administration
199 Grandview Road
Skillman, NJ, 08558
USA

9.Adjustments for Changes in the Corporation’s Corporate Structure; Section 280G.

(a)    The Option granted hereunder shall be subject to the provisions of the Plan relating to adjustments for changes in the Corporation’s corporate structure.

(b)    Notwithstanding any other provision in this Agreement to the contrary, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by the Corporation prior to the applicable Change of Control that the vesting of the Option, together with the aggregate amount of any other payments, distributions, benefits and entitlements of any type payable by any member of the Corporation Group to you or for your benefit, in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 9(b), would be payable to you or for your benefit, exceeds the greatest amount of Parachute Payments that could be paid to you or for your benefit without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to you or for your benefit shall not exceed the amount which produces the greatest after-tax benefit to you after taking into account any Excise Tax to be payable by you. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to you or for your benefit, if doing so would place you in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments). Parachute Payments will be reduced by first reducing amounts considered to be nonqualified deferred compensation subject to Section 409A; provided that in no event may the Parachute Payments be reduced in a manner that would subject you to additional taxation under Section 409A.

10.Definitions. The following capitalized terms shall have the definitions set forth below for purposes of this Agreement:

(a)    “Committee” means the Compensation & Human Capital Committee of the Board (or any successor committee), or any person or persons to whom the Committee has delegated authority to administer, construe or interpret the terms of the Plan, pursuant to Section 4(c) of the Plan.

(b)    “Competitor” means any person or entity including, but not limited to, you or anyone acting on your behalf, that is engaged or preparing to be engaged in research, development, production, manufacturing, marketing or selling of, or consulting on, any product, process, technology, machine, invention or service in existence or under development that resembles, competes with, may now or in the future compete with, can be substituted for or can be marketed as a substitute for any product, process, technology, machine, invention, or service of the Corporation Group that is in existence or that is, was, or is planned to be under development. The Corporation shall determine whether any individual or entity is a “Competitor” in its sole discretion, and its determination shall be final.

(c)    “Competing Product” means products, processes or services of any person, organization or entity other than the Corporation Group’s, in existence or under development, which are substantially similar, may be substituted for, or applied to substantially similar end use of the products, processes or services with which you worked on in any capacity, including a sales or marketing capacity, at any time during the two-year period prior to the Date of Termination or about which you acquired confidential or proprietary information during the two-year period prior to the Date of Termination.

(d)    “Competitive Activities” means any and all activities (including preparations) which compete with, are intended to compete with, or which otherwise may adversely affect or interfere with the Corporation Group’s business or advantage a Competitor whether immediately or in the future. The Corporation shall determine whether any conduct constitutes “Competitive Activities” in its sole discretion, and its determination shall be final.

(e)    “Corporation Group” means the Corporation and its subsidiaries and affiliates, as determined by the Corporation.

(f)    “Customer” means any entity, client, account, or person, including the employees, agents, or representatives of the foregoing, or any entity or person who participates, influences or has any responsibility in making purchasing decisions on behalf of such entities, clients, accounts, or persons, to whom or to which you contacted, solicited any business from, sold to, rendered any service to, were assigned to, had responsibilities for, received commissions or any compensation on, or promoted or marketed any products or services to during the 18 month period of time preceding the Date of Termination. The Corporation shall determine whether any individual or entity is a “Customer” in its sole discretion, and its determination shall be final.

(g)    “Date of Termination” means the date on which your Employment terminates.

(h)    “Disability” or “Disabled” means any medically determinable physical or mental impairment resulting in your inability to perform the duties of your position of employment or any substantially similar position, where the impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. Notwithstanding the foregoing, (i) you will not be considered to have incurred a Disability unless you are identified as “disabled” (or of similar status) in accordance with the personnel and/or human resources policies of the Corporation or its applicable affiliate, as in effect from time to time and (ii) if the Option is subject to Section 409A (as determined by the Corporation), then you will not be considered to have incurred a Disability unless such condition also constitutes a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).

(i)    “Divestiture” means the disposition of an organizational unit or business unit by the Corporation or one of its subsidiaries, whether pursuant to merger, reorganization, consolidation, spinoff, splitoff, sale of assets, sale of stock, outsourcing arrangement, or asset transfer, in each case that (i) the Corporation determines constitutes a Divestiture and (ii) directly results in (A) the termination of your Employment and the employment of a group of employees of the Corporation Group and (B) you and such other employees become employed by, or continue employment with, an acquiring company or staffing firm.

(j)    “Employed” or “Employment” means any period of time during which you are an employee of the Corporation Group in good standing, as determined by the Corporation Group in accordance with its applicable practices, policies and records; provided, that, during such period you are (i) in active employment status with the Corporation Group or (ii) on a Corporation Group-approved leave of absence (as determined by the Corporation Group in its sole discretion). For the avoidance of doubt, you shall not be considered to be Employed (x) for any period during which you are not considered to be an employee in good standing pursuant to the Corporation Group’s practices, policies and records, (y) during any notice period or salary continuation period required by contract, practice or local law (such as a “garden leave” or similar period) or any severance period (if you are covered by a severance agreement or arrangement) or (z) for any period of leave that is not approved by the Corporation Group (as determined by the Corporation Group in its sole discretion).

(k)    “Expiration Date” means the tenth anniversary of the Grant Date.

(i)    “Good Reason” means the occurrence of one or more of the following, without your written consent: (i) a greater than 10% decrease in your base salary, other than where such reduction is part of a broad-based compensation reduction applicable to similarly situated employees; (ii) a 50% or more reduction (as determined by the Administrator’s sole discretion) in your authorities, responsibilities and duties; or (iii) your assigned primary work address is changed (or company designated fully remote alternate work arrangement is terminated) resulting in an increase in your one-way commuting distance by 50 or more miles from your primary home residence to the new assigned primary work address (with such commuting distance to be determined by using Google Maps); provided, in each case, that such events shall not constitute Good Reason unless you provide written notice to the Corporation of the occurrence of such event within 30 days of the occurrence of such event and the Corporation does not cure such event within 30 days after receipt of such notice, and you terminate employment within 30 days after the end of such cure period.

(l)    “Grant Date” means the date on which the Option is granted, as identified on the first page of this Agreement.

(m)    “Reduction in Force” means a termination of Employment (i) due to a position elimination or (ii) in connection with a site closing or plant closing; provided that, a relocation as a result of a site closing or plant closing shall not constitute a Reduction in Force. The determination of whether there has been a position elimination for purposes of this Agreement, or whether a termination of Employment is otherwise in connection with a Reduction in Force, shall be made by the Corporation in its sole discretion and without regard to whether you are eligible to receive severance or other separation benefits from any member of the Corporation Group in connection with your termination of Employment.

(n)    “Service” means Employment with the Corporation or one of its subsidiaries or affiliates, while that corporation or other legal entity was a subsidiary or affiliate of the Corporation, unless the Corporation has otherwise provided on or before the Grant Date.

(o)    “Vesting Date” means the earliest of (to the extent applicable): (i) the Scheduled Vesting Date; or (ii) the date of death, in the event of a termination of Employment pursuant to Section 3(b) (Termination of Employment due to Death) or a death described in Section 3(d)(ii) (Death Following Certain Terminations); or (iii) the date you become Disabled, in the event of a Disability described in Section 3(c) (Disability); or (iv) the date the Option vests pursuant any applicable provision of the Plan.

11.Miscellaneous.

(a)    Amendments. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by an authorized representative of the Corporation.

(b)    Third-Party Beneficiaries. You acknowledge and agree that all affiliates and subsidiaries of the Corporation have, or will as the result of a future acquisition, merger, assignment, or otherwise have, an interest in your Employment and your compliance with the obligations in Section 2(b) (Competition with the Corporation Group), and that those entities are each express, third-party beneficiaries of this Agreement.

(c)    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(d)    Severability. In the event that Section 2(b) (Competition with the Corporation Group) of this Agreement is invalidated or not enforced under applicable law, this shall not affect the validity or enforceability of the remaining provisions of this Agreement or the Plan. To the extent that Section 2(b) of this Agreement is unenforceable because it is deemed overbroad, the provision shall be applied and enforced in a more limited manner to the fullest extent permissible under the applicable law. You further understand and agree that, in the event Section 2(b) of this Agreement is declared invalid, void, overbroad, or unenforceable, in whole or in part, for any reason, you shall remain bound by any non-competition, confidentiality, non-solicitation, and/or non-disclosure agreement previously entered between you and any member of the Corporation Group.

(e)    Appendix A. Notwithstanding any provisions in this Agreement, the Option shall be subject to any additional terms and conditions set forth in Appendix A for your country. Moreover, if you relocate to one of the countries included in Appendix A, the additional terms and conditions for such country will apply to you, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.

(f)    Data Privacy Consent. By accepting this grant, you hereby unconditionally consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employing entity (the “Employer”) and the Corporation and the Corporation Group for the exclusive purpose of implementing, administering and managing any awards issued to you under the Plan. You understand that the Corporation and your Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all Options or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing any grants issued to you under the Plan. You understand that Data may be transferred to any third parties, as may be selected by the Corporation, which are assisting in the implementation, administration and management of the Plan and the fulfillment of this Agreement. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections from your country. You understand that if you reside outside of the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients, which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing grants under the Plan and the fulfillment of this Agreement. You understand the Data will be held only as long as is necessary to implement, administer and manage grants under the Plan and this Agreement. You understand that if you reside outside of the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. Further, you understand that your consent herein is being provided on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Employment status or Service will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation may not be able to grant options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

(g)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties relating to the subject matter hereof, and any previous agreement or understanding between the parties with respect thereto is superseded by this Agreement and the Plan.

(h)    Section 409A. The intent of the parties is that payments and benefits under this Agreement shall be exempt from or shall comply with Section 409A of the Code (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom, as applicable. Notwithstanding anything to the contrary in the Plan or this Agreement, the Corporation reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A. However, the Corporation makes no representation that the Option is not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the Option. The Corporation shall not have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A. For purposes of the Plan and this Agreement, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, a termination of

Employment shall not be deemed to have occurred for purposes of settlement of any portion of the Option unless such termination constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of Employment” or similar terms shall mean “separation from service.”

(i)    Acknowledgement. By electing to accept this Agreement, you acknowledge receipt of this Agreement and hereby confirm your understanding of the terms set forth in this Agreement. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. The Corporation may, in its sole discretion, decide to deliver any documents (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

(j)    Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.

(k)    Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, to make any corrections or adjustments that it deems necessary or appropriate, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(l)    Waiver. You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other grantee.

(m)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles, except to the extent superseded by federal law and as set forth in this Section 11(m). Provided that you primarily resided and worked in California during and in connection with your employment with the Corporation Group and at the time that you accepted this Agreement and participation in the Plan, (i) this Agreement shall be governed by and construed in accordance with the laws of the State of California; and (ii) Section 2(b)(ii) shall not apply with respect to services you render in California that do not involve your use or disclosure of the Corporation Group’s confidential or trade secret information.

(n)    Submission to Jurisdiction; Waiver of Jury Trial. Any litigation brought against a party to this Agreement shall be brought in any U.S. federal or state court located in the State of New Jersey and each of the parties submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that, a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each party agrees not to assert (A) any objection which it may have to venue in U.S. federal or state court located in the State of New Jersey, (B) any claim that litigation has been brought in an inconvenient forum and (C) any claim that such court does not have jurisdiction with respect to such litigation. Each party waives any right to a trial by jury with respect to any matters arising under this Agreement or any other awards granted under the Plan.

KENVUE INC.

By:

Anil Agarwal
Head of Total Rewards
Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558 USA